Exhibit 99.3

WEX to Host Virtual Investor Day on March 23

PORTLAND, Maine--(BUSINESS WIRE)--February 10, 2022--WEX (NYSE: WEX), a leading financial technology service provider, today announced it will host a virtual Investor Day on Wednesday, March 23, 2022. The event will begin at 9:00 a.m. ET and will feature presentations from Melissa Smith, WEX’s Chair and Chief Executive Officer, and several other members of the executive leadership team. The event will conclude at approximately 11:30 a.m. ET.

The Investor Day will be held virtually via webcast. Investors and other interested parties can access the webcast and the accompanying slide presentation by visiting the Investor Relations section of the WEX website at http://ir.wexinc.com. A replay will also be available online following the event.

About WEX

WEX (NYSE: WEX) is a leading financial technology service provider. We provide payment solutions to businesses of all sizes across a wide spectrum of sectors, including fleet, corporate payments, travel and health. WEX has offices in 14 countries and employs approximately 5,600 people around the world. Learn more at LinkedIn, Facebook, Instagram, Twitter, and our corporate blog. For more information, visit www.wexinc.com.

Contacts

News media:
WEX
Rob Gould, 207-523-7429
Robert.Gould@wexinc.com

Investor:
WEX
Steve Elder, 207-523-7769
Steve.Elder@wexinc.com